Exhibit 99.1

NEWS RELEASE NETGEAR

NETGEAR® REPORTS FIRST QUARTER 2008 RESULTS

First Quarter Highlights:

· Net revenue increased to $198.2 million, 14% year-over-year growth

· Non-GAAP net income of $14.1 million, as compared to $15.6 million in the comparable prior year quarter· Non-GAAP diluted earnings per share of $0.39, as compared to $0.44 in the prior year quarter· Expect second quarter 2008 net revenue to be in the range of $195 million to $200 million, with non-GAAP operating margin in the range of 9% to 10%

SANTA CLARA, California – April 24, 2008 – NETGEAR, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the first quarter ended March 30, 2008.

Net revenue for the first quarter ended March 30, 2008 was $198.2 million, a 14% increase as compared to $173.6 million for the first quarter ended April 1, 2007, and flat as compared to $198.3 million in the fourth quarter ended December 31, 2007. Net income for the first quarter of 2008 computed in accordance with GAAP was $11.2 million, or $0.31 per diluted share. This compared to net income of $14.0 million for the first quarter of 2007 and to net income of $12.5 million in the fourth quarter of 2007. Diluted earnings per share, computed in accordance with GAAP, was $0.40 for the first quarter of 2007 and $0.35 for the fourth quarter of 2007.

Gross margin on a non-GAAP basis in the first quarter of 2008 was 32.9%, as compared to 34.7% in the year ago comparable quarter, and 32.4% in the fourth quarter of 2007. Non-GAAP operating margin was 9.5% in the first quarter of 2008, as compared to 12.3% in the first quarter of 2007, and 10.8% in the fourth quarter of 2007. In the first quarter of 2008, non-GAAP operating expenses were 23.4% of net revenue, as compared to 22.4% in the year ago comparable quarter, and 21.6% in the prior quarter.

Net income on a non-GAAP basis for the first quarter of 2008 was $14.1 million compared to non-GAAP net income of $15.6 million for the first quarter of 2007, and compared to non-GAAP net income of $14.8 million for the fourth quarter of 2007. Non-GAAP net income was $0.39 per diluted share in the first quarter of 2008, compared to $0.44 per diluted share in the first quarter of 2007 and $0.41 per diluted share in the fourth quarter of 2007. Non-GAAP net income for the first quarter of 2008 excludes $762,000 of adjustments related to amortization of purchased intangibles and acquisition related retention bonuses, net of taxes, related to our recent acquisitions. Non-GAAP net income for the first quarter of 2008 also excludes non-cash, stock-based compensation, net of tax, of $2.1 million and $31,000 in litigation reserve requirements, net of tax. Non-GAAP net income for the first quarter of 2007 excludes $254,000 of adjustments related to amortization of purchased intangibles and acquisition related retention bonuses, net of taxes. Non-GAAP net income for the first quarter of 2007 also excludes non-cash, stock-based compensation, net of tax, of $1.3 million. Non-GAAP net income for the fourth quarter of 2007 excludes $763,000 of adjustments related to amortization of purchased intangibles and acquisition related retention bonuses, net of taxes, related to our recent acquisitions. Non-GAAP net income for the fourth quarter of 2007 also excludes non-cash, stock-based compensation, net of tax, of $1.5 million and a $21,000 benefit due to a reduction in litigation reserve requirements, net of tax. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “We enjoyed very healthy growth in Q1 in both the Asia Pacific and North America Regions, as well as in Service Provider channels worldwide. However, we encountered significant market weakness in the UK in the latter part of the quarter. We believe the downturn of the UK market in March was due to the country’s macroeconomic weakness. We also observed a slow down in the

US retail market, prompting our primary competitor to lower prices below ours for certain consumer products. Despite the pricing pressures, as a result of all the new products we introduced in CES in January, on an aggregate basis we were able to hold a premium price position against our competitors due to our technology and ease of use differentiation. In fact, based on market reports, we continued to gain share in the US, UK and Western European markets. We believe our technology and continued new product leadership will give us an advantage over our competition going forward. In the upcoming Network+Interop show in Las Vegas, we will introduce yet another new set of breakthrough products that we believe will strengthen us further in the SMB market.”

Mr. Lo continued, “Product wise, our RangeMax™ Wireless-N and ReadyNAS® Network Attached Storage offerings continued to enjoy strong reception in the market in Q1. Among the 11 new products introduced in the first quarter, notable launches include: ReadyNAS Duo 500GB/750GB/1TB Home Media Servers, RangeMax Gigabit Wireless-N Router, the Emerging Market Internet Café high speed Router and our channel bonding voice cable gateway. While our RangeMax 11g and 11n WiFi products have been our strength in the retail consumer market, our ReadyNAS and Smart Switches continued to be the stars in our SMB offering. In a short period of three quarters, we have achieved the number two market share position in the US in the SMB NAS market and command significant price premium over our competitors. We continued to maintain our number one market share position worldwide in Smart Switches which is the fastest growing switch category. By focusing on technology and usability differentiation as well as innovation, as we always have, we are confident that we can continue to gain share and improve our operating margin. Channel wise, we continued to drive our service provider revenue to new heights, reaching approximately $55M in Q1, about 28% of our total revenue, as compared to 21% in the year ago quarter, and 23% in the fourth quarter of 2007.”

Christine Gorjanc, Chief Financial Officer of NETGEAR, said, “We ended the first quarter of 2008 with net inventory at $97.6 million, compared to $83.0 million at the end of the fourth quarter of 2007, and $68.4 million at the end of the first quarter of 2007. The increase in our inventory level is partly due to the preparation for the entry into a major US mass retailer with over 3,000 stores in mid Q2. Ending inventory turns were 5.5, compared to 6.5 at the end of the fourth quarter of 2007, and 6.6 at the end of the first quarter of 2007. Days sales outstanding (DSO) were 71 in the first quarter of 2008, compared to 73 days in the fourth quarter of 2007 and 65 days in the first quarter of 2007. Cash, cash equivalents and short-term investments were $200.8 million at the end of the first quarter of 2008, compared to $205.3 million at the end of the fourth quarter of 2007, and $216.2 million at the end of the first quarter of 2007. Deferred revenue decreased slightly to $7.5 million at the end of the first quarter of 2008, compared to deferred revenue of $7.6 million at the end of the fourth quarter of 2007, and $5.8 million at the end of the first quarter of 2007.”

The U.S. retail channel inventory ended the first quarter of 2008 at 10.0 weeks, compared to 10.4 weeks in the first quarter of 2007, and 7.6 weeks in the fourth quarter of 2007. U.S. distribution channel inventory ended the first quarter of 2008 at 4.3 weeks, compared to 4.4 weeks in the first quarter of 2007, and 5.2 weeks in the fourth quarter of 2007. European distribution channel inventory ended the first quarter of 2008 at approximately 5.7 weeks, compared to approximately 5.0 weeks in the first quarter of 2007, and 5.4 weeks in the fourth quarter of 2007. Asia Pacific distribution channel inventory ended the first quarter of 2008 at approximately 4.7 weeks, compared to approximately 5.1 weeks in the first quarter of 2007, and 5.2 weeks in the fourth quarter of 2007.

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection. The following table shows net revenue by geography for the periods indicated:

Net revenue by geography:

			Three months ended

	March 30, 2008		April 1, 2007		December 31, 2007

North America	$79,203	40%	$66,059	38%	$69,492	35%
Europe, Middle-East and Africa	98,145	50%	92,552	53%	107,098	54%
Asia Pacific	20,806	10%	14,961	9%	21,669	11%

	$198,154	100%	$173,572	100%	$198,259	100%

Looking forward, Mr. Lo added, “While we fully recognize that weakness in consumer demand and pricing pressure in our top 2 retail markets, the US and UK, has and will continue to adversely affect our operating results, we firmly believe our core strategy of continuously driving growth through expansion in product line-up, channel penetration, new geographic regions and profitably expanding our global market share remains sound. We entered 2008 with a strong new product lineup which has helped position us to price above our competitors while gaining market share. Importantly, we will maintain our product introduction momentum with approximately 12 new products planned for Q2. We plan to continue to penetrate the service provider channel as well as add on strategic new channel partners. We are also continuing to grow and gain share in Asia Pacific and other emerging markets. By focusing on executing our proven strategy, we believe we should emerge even stronger once economic growth resumes in the US and UK. For the second quarter of 2008, we expect normal seasonality as it is historically our weakest fiscal quarter. Specifically, we expect second quarter net revenue to be approximately $195 million to $200 million. The non-GAAP operating margin will be in the range of 9% to 10%. Finally, we expect the non-GAAP effective tax rate to be approximately 39.5%.”

Investor Conference Call / Webcast Details

NETGEAR will review the first quarter 2008 results and discuss management’s expectations for the second quarter of 2008 today, Thursday, April 24, 2008 at 5 p.m. EST (2 p.m. PST). The dial-in number for the live audio call is (201) 689-8560. A live webcast of the conference call will be available on NETGEAR's website at www.netgear.com. A replay of the call will be available 2 hours following the call through midnight EST (9 p.m. PST) on Thursday, May 1st, 2008 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 281044.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs technologically advanced, branded networking solutions that address the specific needs of small and medium business and home users. The Company's product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. As an ENERGY STAR® partner, NETGEAR offers products that prevent greenhouse gas emissions by meeting strict energy-efficiency specifications set by the U.S. government. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company's Web site at http://www.netgear.com or call (408) 907-8000.

© 2008 NETGEAR, Inc. NETGEAR®, and the NETGEAR Logo are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved. Actual data throughput will vary from maximum signal rates stipulated. Network conditions and environmental factors, including volume of network traffic, building materials and construction, and network overhead, lower actual data throughput.

Contact:

Joseph Villalta The Ruth Group (646) 536-7003 jvillalta@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the expected performance characteristics, specifications, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR's products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the actual price, performance and ease of use of NETGEAR's products may not meet the price, performance and ease of use requirements of customers, product performance may be adversely affected by real world operating conditions, new viruses or Internet threats may develop that challenge the effectiveness of security features in NETGEAR's products, the ability of NETGEAR to market and sell its products and technology, the impact and pricing of competing products and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Part I - Item 1A. Risk Factors," pages 12 through 24, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three months ended

	March 30,	April 1,
	2008	2007

Net revenue	$198,154	$173,572
Cost of revenue	134,291	113,542

Gross profit	63,863	60,030

Operating expenses:
Research and development	8,738	6,156
Sales and marketing	33,028	27,826
General and administrative	7,313	6,914
Litigation reserves	51	-

Total operating expenses	49,130	40,896

Income from operations	14,733	19,134
Interest income	1,512	2,371
Other income	2,843	272

Income before income taxes	19,088	21,777
Provision for income taxes	7,862	7,756

Net income	$11,226	$14,021

Net income per share:
Basic	$0.32	$0.41

Diluted	$0.31	$0.40

Weighted average shares outstanding used to compute net income per share:
Basic	35,316	34,308

Diluted	35,941	35,362

Stock-based compensation expense was allocated as follows:
Cost of revenue	$222	$133
Research and development	801	469
Sales and marketing	847	622
General and administrative	928	623

NETGEAR, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Excluding amortization of purchased intangibles, acquisition related retention bonuses, litigation reserves, and stock-based compensation, net of tax.

(In thousands, except per share data) (Unaudited)

	Three months ended

	March 30,	April 1,
	2008	2007

Net revenue	$198,154	$173,572
Cost of revenue	132,886	113,334

Gross profit	65,268	60,238

Operating expenses:
Research and development	7,879	5,395
Sales and marketing	32,181	27,204
General and administrative	6,385	6,291

Total operating expenses	46,445	38,890

Income from operations	18,823	21,348
Interest income	1,512	2,371
Other income	2,843	272

Income before income taxes	23,178	23,991
Provision for income taxes	9,074	8,375

Net income	$14,104	$15,616

Net income per share:
Basic	$0.40	$0.46

Diluted	$0.39	$0.44

Weighted average shares outstanding used to compute net income per share:
Basic	35,316	34,308

Diluted	35,941	35,362

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share data)
(Unaudited)

	Three months ended

		March 30, 2008

	GAAP	Adjustments Non-GAAP

Net revenue	$198,154	$-	$198,154
Cost of revenue	134,291	1,405	132,886

Gross profit	63,863	(1,405)	65,268

Operating expenses:
Research and development	8,738	859	7,879
Sales and marketing	33,028	847	32,181
General and administrative	7,313	928	6,385
Litigation reserves	51	51	-

Total operating expenses	49,130	2,685	46,445

Income from operations	14,733	(4,090)	18,823
Interest income	1,512	-	1,512
Other income	2,843	-	2,843

Income before income taxes	19,088	(4,090)	23,178
Provision for income taxes	7,862	(1,212)	9,074

Net income	$11,226	$(2,878)	$14,104

Net income per share:
Basic	$0.32		$0.40

Diluted	$0.31		$0.39

Weighted average shares outstanding used to
compute net income per share:
Basic	35,316		35,316

Diluted	35,941		35,941

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share data)
(Unaudited)

	Three months ended

		April 1, 2007

	GAAP	Adjustments Non-GAAP

Net revenue	$173,572	$-	$173,572
Cost of revenue	113,542	208	113,334

Gross profit	60,030	(208)	60,238

Operating expenses:
Research and development	6,156	761	5,395
Sales and marketing	27,826	622	27,204
General and administrative	6,914	623	6,291

Total operating expenses	40,896	2,006	38,890

Income from operations	19,134	(2,214)	21,348
Interest income	2,371	-	2,371
Other income	272	-	272

Income before income taxes	21,777	(2,214)	23,991
Provision for income taxes	7,756	(619)	8,375

Net income	$14,021	$(1,595)	$15,616

Net income per share:
Basic	$0.41		$0.46

Diluted	$0.40		$0.44

Weighted average shares outstanding used to
compute net income per share:
Basic	34,308		34,308

Diluted	35,362		35,362

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$179,706	$167,495
Short-term investments	21,087	37,848
Accounts receivable, net	155,843	157,765
Inventories	97,604	83,023
Deferred income taxes	13,222	13,091
Prepaid expenses and other current assets	22,391	20,367

Total current assets	489,853	479,589
Property and equipment, net	13,846	11,205
Intangibles, net	15,136	16,319
Goodwill	41,985	41,985
Other non-current assets	1,865	2,011

Total assets	$562,685	$551,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,548	$55,333
Accrued employee compensation	11,183	16,085
Other accrued liabilities	89,451	89,470
Deferred revenue	7,453	7,619
Income taxes payable	3,322	-

Total current liabilities	162,957	168,507
Deferred income tax liability	1,787	2,626
Non-current income taxes payable	9,577	8,272
Deferred rent	1,325	181

Total liabilities	175,646	179,586
Stockholders' equity:
Common stock	35	35
Additional paid-in capital	256,883	252,421
Cumulative other comprehensive income	86	101
Retained earnings	130,035	118,966

Total stockholders' equity	387,039	371,523

Total liabilities and stockholders' equity	$562,685	$551,109